EXHIBIT 10(iii)(A)(3)
AMENDMENT TO EMPLOYMENT AGREEMENT
AMENDMENT made as of March 4, 2008 (the “Effective Date”), between THE INTERPUBLIC GROUP OF COMPANIES, INC. (“Interpublic”) and ELLEN JOHNSON (“Executive”).
WITNESSETH:

WHEREAS, Interpublic and Executive are parties to an Employment Agreement made as of April 1, 2004, as amended by Supplemental Agreements made as of September 22, 2004 (collectively, the “Agreement”);
WHEREAS, the Agreement provides for payments that are or might be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”); and
WHEREAS, Interpublic and Executive wish to avoid causing the Agreement or any action taken thereunder to violate any applicable requirement of Section 409A of the Code;
NOW, THEREFORE, in consideration of the mutual promises set forth herein and in the Agreement, the parties hereto, intending to be legally bound, agree as follows:
1.Incorporation by Reference. All provisions of the Agreement are hereby incorporated herein by reference and shall remain in full force and effect except to the extent that (a) such provisions are expressly modified by the provisions of this Amendment, or (b) paragraph 12, below, requires such provisions to be modified.
2.Defined Terms. When the initial letter or letters of any of the following words or phrases in this Amendment are capitalized, such word or phrase shall have the following meaning unless the context clearly indicates that a different meaning is intended:
a.“ESP” means the Interpublic Executive Severance Plan, as amended from time to time.
b.“401(k) Plan” means the Interpublic Savings Plan, as amended from time to time.
c.“Good Reason”
i.Executive shall be deemed to resign for Good Reason if and only if (A) her Termination Date occurs within the two-year period immediately following the date on which a Covered Action (as defined by clause (ii), below) occurs, and (B) the conditions specified by clauses (ii) and (iii), below, are satisfied.
ii.Executive shall have Good Reason to resign from employment with IPG only if at least one of the following events (each a “Covered Action”) occurs:
(A)IPG materially reduces Executive’s annualized rate of base salary;
(B)an action by IPG results in a material diminution of Executive’s authority, duties or responsibilities;
(C)an action by IPG results in a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report;
(D)IPG materially diminishes the budget over which Executive retains authority;
(E)IPG requires Executive, without her express written consent, to be based in an office more than fifty (50) miles outside of the New York, New York metropolitan area, unless (x) the relocation decision is made by Executive, or (y) Executive is notified in writing that Interpublic or her employer is seriously considering such a relocation and Executive does not object in writing within ten (10) days after she receives such written notice; or
(F)IPG materially breaches an employment agreement between Interpublic and Executive.
iii.Executive shall not have Good Reason to resign as a result of a Covered Action unless:
(A)within the ninety (90) day period immediately following the date on which such Covered Action first occurs, Executive notifies Interpublic in writing that such Covered Action has occurred; and
(B)such Covered Action is not remedied within the thirty (30) day period immediately following the date on which Interpublic receives a notice provided in accordance with subclause (A), above.
d.“IPG” means Interpublic or any of its parents, subsidiaries, or affiliates.
e.“Other Severance Payment” means any payment or taxable benefit, including any reimbursement of expenses (to the extent taxable), that Executive is entitled to receive under any other agreement, plan, program, policy, or other arrangement involving or maintained by IPG by reason of an “involuntary separation from service” (within the meaning of Treas. Reg. § 1.409A-1(n)) or participation in a program that constitutes a “window program” for purposes of

Treas. Reg. § 1.409A-1(b)(9)(iii); provided, however, that an Other Severance Payment shall not include:
i.the portion (if any) of any payment or benefit that Executive would be entitled to receive upon any circumstance other than an “involuntary separation from service” or participation in a “window program;” or
ii.any payment that is required to be made (and is made) on or before March 15th of the first calendar year that begins after the Termination Date. Interpublic shall determine whether a payment is required to be made on or before March 15th of the first calendar year that begins after the Termination Date based on the facts known as of the date Executive first acquired the right (including a contingent right) to become eligible to receive such payment.
f.“Restricted Severance Payment” means:
i.each payment prescribed by Sections 7.05 and 7.06 of the Agreement, disregarding (A) any such payment that is required to be made (and is made) on or before March 15th of the first calendar year that begins after the Termination Date and (B) any benefit that is not includable in Executive’s income for federal income tax purposes; plus
ii.each Other Severance Payment.
Interpublic shall determine whether a payment is required to be made on or before March 15th of the first calendar year that begins after the Termination Date based on the facts known as of the date Executive first acquired the right (including a contingent right) to become eligible to receive such payment.
g.“Severance Exclusion Amount” means two (2) times the lesser of:
i.Executive’s annualized compensation based upon her annual rate of pay for services provided to IPG for Executive’s taxable year immediately preceding the taxable year in which the Termination Date occurs (adjusted for any increase during such taxable year preceding the Termination Date that was expected to continue indefinitely if Executive’s employment had not been terminated); or
ii.the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which the Termination Date occurs.
h.“Specified Employee” has the meaning prescribed by Section 409A(a)(2)(B)(i) of the Code, determined in accordance with Treas. Reg. § 1.409A-1(i).

i.“Termination Date” means the date of Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code), as determined by Interpublic in accordance with Treas. Reg. § 1.409A-1(h)(1). A sale of assets to an unrelated buyer that results in Executive working for the buyer or one of its affiliates shall not, by itself, constitute a “separation from service” unless Interpublic, with the buyer’s written consent, so provides within sixty (60) or fewer days before the closing of such sale. Unless the context clearly indicates otherwise, the phrase “termination date” as it appears in the Agreement without capitalization shall have the same meaning as set forth in this subparagraph i.
If the initial letter or letters of any word or phrase in this Amendment are capitalized, and such word or phrase is not defined in this Amendment, such word or phrase shall have the meaning set forth in the Agreement unless the context clearly indicates that a different meaning is intended.
3.Legal Fees and Expenses. Executive acknowledges that she has been reimbursed for legal fees incurred in connection with the execution of the Agreement. Executive shall not be entitled to reimbursement for any legal fees, expenses or other costs incurred in connection with this Amendment or any other employment-related agreement.

4.Automobile Allowance. Section 6.04 of the Agreement is hereby clarified by adding the following sentence to the end thereof:
“Such allowance shall be paid in equal installments according to Interpublic’s payroll practices and policies as are in effect from time to time.”
5.Termination of Employment by Interpublic Without Cause. Section 7.01 of the Agreement is hereby clarified to read in its entirety as follows:
“Interpublic may terminate the employment of Executive without Cause by giving Executive notice in writing at any time specifying a Termination Date less than three (3) months after the date on which such notice is given. In this event Executive’s employment hereunder shall terminate on the date specified in such notice. If Interpublic terminates Executive’s employment hereunder involuntarily (within the meaning of Treas. Reg. § 1.409A-1(n)(1)) without Cause:
“ (i)    Interpublic shall continue to pay Executive’s salary and awards though the Termination Date at the then current rate; and
“(ii)    Thereafter Interpublic shall pay or provide to Executive the compensation, benefits and perquisites specified by Section 7.06(i) hereof.”

6. Termination of Employment by Executive for “Good Reason.” Section 7.05 of the Agreement is hereby deleted and replaced in its entirety with the following:
“7.05    Termination of Employment by Executive for Good Reason. Executive may terminate her employment with Interpublic for Good Reason. In the event of termination by Executive for Good Reason, Interpublic shall pay or provide to Executive all of the compensation, benefits and perquisites specified by Section 7.06(i) hereof.”
7.Time and Form of Severance Payments and Benefits. Section 7.06 of the Agreement is hereby deleted and replaced in its entirety with the following:
“7.06    Severance.
“(i)    If (x) Interpublic terminates Executive’s employment involuntarily (within the meaning of Treas. Reg. § 1.409A-1(n)(1)) without Cause in accordance with Section 7.01, above, or (y) Executive resigns for Good Reason:
“(a)    Subject to subsection (ii), below, Interpublic shall pay to Executive an amount equal to Executive’s base salary for twelve (12) months at the rate in effect immediately prior to the Termination Date. Except as required by Section 7.08 hereof, such amount shall be paid in successive semi-monthly installments, commencing on Interpublic’s first semi-monthly pay date that occurs after the Termination Date. The amount of each semi-monthly installment, before withholding, shall be equal to one-half of Executive’s base salary for one month at the rate in effect immediately prior to the Termination Date, with any residue in respect of a period of less than one-half of one month to be paid together with the last installment. For purposes of Section 409A of the Code, each installment required by this subsection (ii) shall be treated as a separate payment.
“(b) Executive shall continue to be eligible for an AIMP award pursuant to Section 4.01 hereof, until the first anniversary of the Termination Date. Any bonus awarded to Executive under this paragraph (b) shall be paid on or before March 15th of the calendar year next following the calendar year for which such bonus is awarded.
“(c)    Executive shall receive vesting credit under Interpublic’s defined benefit, defined contribution, incentive, stock option and equity plans as if she were employed by Interpublic until the first anniversary of the Termination Date, provided, however, that Executive’s right to service credit under this paragraph (c) shall cease immediately upon Executive’s acceptance of employment with another employer offering similar benefits at a comparable level;
“(d)    Medical, Dental, and Vision Benefits. Interpublic shall provide to Executive medical, dental, and vision benefits (or cash in lieu of such benefits) in accordance with Section 4.2 of ESP (including the indemnification required by Section 4.2(b) of ESP) as in effect on the Effective Date hereof, subject to the following provisions:
“(1)    Executive’s “severance period” under ESP shall be the twelve (12) month period that begins on the first day of the first month that begins after the Termination Date; provided, however, that Executive’s right to benefits under this subparagraph (1) shall terminate immediately upon Executive’s acceptance of employment with another employer offering similar benefits;
“(2)    Any amendment, suspension, or termination of ESP after the Effective Date that has the effect of reducing the level of benefits required by this Section 7.06(i)(d) shall be disregarded unless Executive expressly consents in writing to such amendment, suspension, or termination; and
“(3)    Executive’s right to the level of benefits required by this Section 7.06(i)(d) shall not be conditioned on Executive’s execution of the agreement required by Section 5 of ESP.
“(e)    Interpublic Savings Plan.
“(1)    Executive shall not be eligible to contribute or defer (and shall not contribute or defer) any compensation with respect to the period after the Termination Date under the 401(k) Plan or any other savings or deferred compensation plan (whether tax-qualified or nonqualified) maintained by IPG.
“(2)    Interpublic shall pay to Executive a lump-sum amount equal to the aggregate of the matching contributions that Interpublic would have made for the benefit of Executive under the 401(k) Plan if, during the period that begins on the day after the Termination Date and ends on the earlier of (x) the first anniversary of the Termination Date or (y) the date Executive accepts employment with another employer offering a tax-qualified savings plan, Executive had participated in the 401(k) Plan and made pre-tax deferrals and after-tax contributions to the 401(k) Plan at the same rate as in effect immediately before the Termination Date. Subject to Section 7.08 hereof, such payment shall be made (without interest) within thirty (30) days after the first anniversary of the Termination Date. The amount of the lump-sum payment required by this subparagraph (2) shall be determined based on the matching formula prescribed by the 401(k) Plan as in effect during the period described herein.”
“(f)    Life Insurance. Interpublic shall pay to the Executive an amount equal to the aggregate premium required for the Executive to continue, through the first anniversary of the Termination Date, the same life insurance coverage provided under any plan or policy maintained by

IPG as in effect immediately before the Termination Date; provided, however, that Executive’s right to benefits under this paragraph (f) shall terminate immediately upon Executive’s acceptance of employment with another employer offering life insurance benefits. Such lump-sum payment shall be made within thirty (30) days after the Termination Date.
“(g)    Automobile Allowance.
“(1) Executive shall be entitled to the annual automobile allowance prescribed by Section 6.04 hereof until the first anniversary of the Termination Date; provided, however, that Executive’s right to the allowance prescribed by this paragraph (g) shall terminate immediately upon Executive’s acceptance of employment with another employer offering similar benefits.
“(2) The allowance prescribed by this Section 7.06(i)(g) shall be paid in successive semi-monthly installments each equal to 1/24th of the annual allowance specified by Section 6.04 hereof. Except as required by Section 7.08 hereof, such installments shall commence on Interpublic’s first semi-monthly pay date that occurs after the Termination Date. For purposes of Section 409A of the Code, each installment required by this paragraph (g) shall be treated as a separate payment.
“(ii)    Executive shall have no duty at any time to seek other employment or to mitigate the payments or benefits due to her hereunder; provided, however, that if Executive accepts employment with any company owned or controlled by Interpublic during the period in which payments are being made pursuant to this Agreement, all such payments shall cease upon commencement of such employment. If, however, Executive’s new salary is lower than the salary upon which the severance payments are based, Executive will continue to receive as severance the difference in salary for the period of overlap.”
8.Special Payment Rules. A new Section 7.08 shall be added to the Agreement, to provide in its entirety as follows:
“7.08    Special Payment Rules.
“(i)    ‘Specified Employee’ Rule. This Section 7.08(i) is intended to comply with the requirement under Section 409A(a)(2)(B)(i) of the Code to delay certain post-termination payments to Specified Employees for six (6) months after the Termination Date. In order to avoid an inadvertent violation of such requirement, the restrictions set forth in this Section 7.08(i) may be more restrictive than is required under Section 409A(a)(2)(B)(i) of the Code. However, this Section 7.08(i) shall not be construed to allow payment of any amount at any time that would cause a violation of Section 409A(a)(2)(B)(i) of the Code.

“(a)    If (x) Interpublic determines that Executive is a Specified Employee as of the Termination Date, and (y) the sum of Executive’s Restricted Severance Payments that are scheduled to be made before the first day of the seventh month following the Termination Date exceeds Executive’s Severance Exclusion Amount, then:
“(1)    each payment that Section 7.06 hereof requires to be made on or before March 15th of the first calendar year that begins after the Termination Date shall be made at the time prescribed by Section 7.06 hereof. Interpublic shall determine whether a payment is required to be made on or before March 15th of the first calendar year that begins after the Termination Date based on the facts known as of the date Executive first acquired the right (including a contingent right) to become eligible to receive such payment;
“(2)    each payment required by Section 7.06 hereof, other than the payments described by subparagraph (1), above, shall be made at the time prescribed by Section 7.06 hereof until the sum of (x) such payments, and (y) all Other Severance Payments equals Executive’s Severance Exclusion Amount; and
“(3)    to the extent that any payment required by Section 7.06 hereof, other than a payment described by subparagraph (1), above, cannot be made by reason of subparagraph (2), above, such payment shall be made on the later of:
“(A)    Interpublic’s first semi-monthly pay date for the seventh month after the Termination Date (or, if earlier, a date determined by Interpublic that occurs within the ninety (90) day period immediately following the date of Executive’s death); or
“(B)    the date on which such payment would otherwise be due in accordance with Sections 7.06 hereof.
“(b)    Interest shall not be added to any payment that is delayed by reason of the application of this Section 7.08(i).
“(ii)    Change of Control Rule. If Interpublic terminates Executive’s employment for any reason other than Cause within two years after a “Change of Control” (as defined in ESP), any amount payable under Section 7.05 or 7.06 hereof shall be paid in a lump sum. Except as required by Section 7.08(i), such lump-sum payment shall be made within thirty (30) days after the Termination Date.”
9.Entire Agreement. Article XI of the Agreement is hereby deleted and replaced by the following:
“Article XI
“Entire Agreement

“11.01     This Agreement, as amended, sets forth the entire understanding between Interpublic and Executive concerning her employment by Interpublic and supersedes any and all previous agreements between Executive and Interpublic concerning such employment and/or any compensation or bonuses. In the event of any inconsistency between the terms of an amendment to this Agreement and the terms of this Agreement in effect before such amendment, the terms of the amendment shall govern. Any amendment or modification to this Agreement shall be set forth in writing and signed by Executive and an authorized director or officer of Interpublic.”
10.Applicable Law. Section 12.01 of the Agreement is hereby clarified by adding to the end thereof the phrase “without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or enforcement to the substantive law of another jurisdiction.”
11.Authority to Determine Payment Date. To the extent that any payment under the Agreement may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by Interpublic in its sole discretion, and not by the Executive, his beneficiary, or any of his representatives.
12.American Jobs Creation Act of 2004. The Agreement, as amended hereby, shall be construed, administered, and interpreted in accordance with (i) before January 1, 2008, a reasonable, good-faith interpretation of Section 409A of the Code and Section 885 of the American Jobs Creation Act of 2004 (collectively the “AJCA”) and (ii) after December 31, 2007, the AJCA. If Interpublic or Executive determines that any provision of the Agreement, as amended hereby, is or might be inconsistent with the requirements of the AJCA, the parties shall attempt in good faith to agree on such amendments to the Agreement as may be necessary or appropriate to avoid causing Executive to incur adverse tax consequences under Section 409A of the Code. No provision of the Agreement, as amended hereby, shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Executive or any other individual to Interpublic.
IN WITNESS WHEREOF, Interpublic, by its duly authorized officer, and Executive have caused this Amendment to the Agreement to be executed.

The Interpublic Group of Companies, Inc.	Executive
BY: /s/ Timothy Sompolski Timothy Sompolski Executive Vice President Chief Human Resources Officer	/s/ Ellen Johnson Ellen Johnson
DATE: 3/4/08	DATE: 3/4/08